EXHIBIT 10.8
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                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the first day of January, 2000 by and between WILLIAM H. LACY, an individual currently residing at 1797 Shalom Drive, West Bend, Wisconsin 53095 (hereinafter referred to as "Lacy"), on behalf of himself and his agents, representatives, heirs, executors, attorneys, administrators, successors and assigns; and MORTGAGE GUARANTY INSURANCE CORPORATION, a stock insurance company organized and existing under the laws of the State of Wisconsin, with its principal administrative offices located at 250 East Kilbourn Avenue, Milwaukee, Wisconsin 53202 (hereinafter referred to as the "Company").


                                   WITNESSETH:

     WHEREAS, Lacy was employed by the Company as its Chairman until December 31, 1999; and in connection with Lacy's retirement as an officer of the Company and its affiliates, which was effective as of the close of business on December 31, 1999, Lacy and the Company desire to continue the employment of Lacy as Special Advisor until January 31, 2005, on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lacy and the Company hereby agree as follows:

     1. Confirmation of Officer Retirement; Continuation of Employment. Lacy hereby confirms that he has retired from and resigned his officer positions with the Company and all parent, subsidiary, and affiliated corporations, effective as of the close of the Company's business on December 31, 1999 (the "Offices Retirement Date"). Lacy's retirement as an officer shall not be deemed to be a termination of employment, and Lacy shall continue his employment with the Company hereunder and shall provide advice and counsel to the Company's senior management regarding the Company's operations and such other services to the Company commensurate with Lacy's prior position and status, substantially on a full-time basis consistent with Lacy's past practice, in each case, to the extent requested by the Chief Executive Officer or a person designated by him, for a period ending at the close of business on January 31, 2005. Lacy agrees that he has no right to continue his employment after January 31, 2005. To the extent feasible, Lacy will be entitled to perform the services required hereby from his home.

     2. Base Salary. Subject to the terms and conditions of this Agreement, following the Offices Retirement Date, the Company shall pay Lacy as follows:

          (a) Base Salary. Beginning on January 1, 2000, the Company shall pay Lacy a base salary at an annualized rate of $500,000.00 ("Base Salary") until the earlier of: (i)


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termination of Lacy's  employment with the Company  pursuant to Section 9 below, or (ii) January 31, 2005, at which time the Company shall stop making such payments.

          (b) Amount and Timing of Payments. All Base Salary payments will be paid in bi-weekly installments on such dates as the Company generally pays its other employees. The first and last such installments will be prorated if the installment period is less than two full weeks.

          (c) Deductions. The Company will deduct from all Base Salary payments all legally required payroll deductions, including but not limited to federal and state income tax and FICA withholding, as well as all other customary deductions elected by Lacy.

     3. Pension Plan. During the period in which Base Salary payments are made to Lacy, he will participate in the Company's pension plan and Supplemental Executive Retirement Program ("SERP") as an employee of the Company.

     4. Profit Sharing Plan. Lacy will be entitled to participate in the Company's profit sharing plan for each year during the period in which Base Salary payments are made, provided he remains eligible to receive Base Salary payments as of December 31st of such year. Lacy's participation in the Company's profit sharing plan for each such year shall be to the same extent as, and subject to the same terms and conditions that apply to, other active full time employees of the Company, provided Lacy has complied with all of the terms and conditions of Sections 7 and 8 below. The Company's profit sharing contribution to Lacy for such year will be based solely upon the eligible compensation received by Lacy from the Company during such year. Lacy also acknowledges and agrees that he will not be entitled to receive any profit sharing contributions for any calendar year after 2004.

     5. Insurance. During the period in which Base Salary payments are made to Lacy, he will be eligible to participate in the Company's group health and dental insurance plans, as well as the Company's long term disability insurance plan. During such period, the Company will provide such insurance benefits to Lacy on the same basis it provides these benefits to all other Company employees, including, but not limited to, those terms and conditions of the plans requiring the payment by the employee of the employee's portion of insurance premiums. During such period, the Company also shall continue to pay the Company's portion of the premium for Lacy's split-dollar life insurance coverage and supplementary long-term disability insurance coverage for the calendar years of 2000 through 2004, inclusive. (No split-dollar life insurance coverage or supplementary long-term disability insurance coverage will be purchased by the Company for Lacy for any period after 2004.) To the extent the Company's long-term disability insurance plan, as in effect on January 31, 2005, provides a feature allowing a terminating Company employee to convert coverage under the plan to an individual policy, the Company will take no action to impair Lacy's ability to exercise any right he may have under the plan to elect such conversion, provided, however, that any such conversion shall be at Lacy's sole option, cost and expense.


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     6. No Other  Compensation or Benefits.  Lacy  acknowledges and agrees that, except as is specifically provided for in this Agreement and any written stock option agreements he may have previously entered into with MGIC Investment Corporation, he will not be entitled to receive from the Company (or any of its parent or affiliated corporations) any salary, wages, bonuses (except to the extent a bonus is awarded to him with respect to the year ended December31,
1999), contributions, insurance, stock option rights, or other benefits or compensation of any kind, whatsoever. Without limiting the generality of the foregoing, Lacy acknowledges and agrees that he will not be entitled to receive any severance compensation or other bonuses, incentive payments, or similar payments at any time after the date of this Agreement, except as otherwise expressly set forth herein.

     7. Return of Confidential Information. On or prior to January 31, 2005 (or if this Agreement is earlier terminated or the Company so requests in writing, as promptly as practicable thereafter), Lacy shall return to the Company all written or otherwise tangible MGIC Confidential Information in his possession or subject to his control. For purposes of this Agreement, MGIC Confidential Information shall include, without limitation, all business information and records that relate to the Company or any of its direct or indirect parent, subsidiary or affiliated companies, which are not known to the public generally. MGIC Confidential Information shall include, without limitation, all originals and all full or partial copies of any written or electronically captured materials received (from the Company or any third party), sent, reviewed, developed or prepared by Lacy during the course of his employment with the Company, all financial statements and other accounting or financial information, customer lists, customer profiles, customer buying records, sales records, market surveys, marketing plans and information, short-term and long-range business plans, compensation and benefit information, supplier lists, claims information, risk management information, underwriting information, product information, business methods and operations, research, studies, reports, manuals, correspondence, memoranda, forms, systems, procedures, and computer records and software, of whatever nature, regardless of form. During the term of Lacy's employment with the Company and for a period of three (3) years thereafter, Lacy will not retain, disclose or deliver to any third person any MGIC Confidential Information.

     8. Compliance with Terms of Non-Compete Agreements. In consideration of various stock options and/or other consideration previously granted to Lacy by MGIC Investment Corporation or the Company, Lacy executed numerous non-compete agreements for the benefit of MGIC Investment Corporation and/or the Company, including, but not necessarily limited to an Agreement Not to Compete dated February 14, 1990, an Agreement Not to Compete dated May 29, 1991, an Agreement Not to Compete dated March 3, 1994, an Agreement Not to Compete dated February 19, 1997, and an Agreement Not to Compete dated May 29, 1991 (the "Non-Compete Agreements"). Lacy agrees to comply with the terms of the Non-Compete Agreements and agrees that both MGIC Investment Corporation and the Company shall be entitled to enforce the terms and conditions of the Non-Compete Agreements.


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     9.  Termination.  Lacy's  employment  with the Company  will  automatically terminate on January 31, 2005, without any further action or notice by the Company, unless (i) terminated earlier pursuant to the terms and conditions hereof, (ii) Lacy earlier terminates such employment in writing, which he may do in his sole discretion or (iii) Lacy dies, in which event Lacy's employment will terminate on the date of Lacy's death. The Company shall not terminate Lacy's employment prior to January 31, 2005, except upon the following terms and conditions:

          (a) Breach of Any Non-Compete Agreement. The Company may immediately terminate Lacy's employment upon written notice to Lacy if Lacy breaches any one or more of the Non-Compete Agreements described in Section 8 above.

          (b) Breach of this Agreement. The Company may immediately terminate Lacy's employment upon written notice to Lacy if Lacy materially breaches the agreements of Lacy set forth in Sections 1 or 7 (last sentence) above.

Lacy acknowledges and agrees that termination of Lacy's employment for a breach referred to in Sections 9(a) or (b) above is in addition to, and not in lieu of, all other remedies available to the Company or MGIC Investment Corporation under applicable law or in equity arising from such breach.

     10. Severability. If any term or provision of this Agreement, or the application thereof, shall to any extent be invalid or unenforceable, and the intent of the parties hereto in entering into this Agreement is not materially frustrated or negated thereby, the remainder of this Agreement, or the application of such term or provision to circumstances other than those to which it is invalid or unenforceable, shall not be affected thereby, and shall be enforced to the full extent permitted by law.

     11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that no assignment or other transfer of any rights or obligations under this Agreement shall be effective without the prior, express written consent of the other party hereto.

     12. Title and Headings. The title and section headings of this Agreement have been inserted for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be construed to limit, expand, or otherwise modify the effect of any provision of this Agreement.

     13. No Assignment. This Agreement may not be assigned by either party without the prior, express, written consent of the other party hereto.


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     14.  Governing  Law.  This  Agreement  shall be governed by,  construed and interpreted under the internal laws of the State of Wisconsin, without reference to such State's conflict of laws principles.

     15. Notices. Except as otherwise expressly provided herein, any notice, demand, or other communication which either party desires or is required to give to the other party in connection with this Agreement shall be in writing and shall be either served personally, sent by Federal Express overnight courier service, or sent by prepaid United States mail (certified with return receipt requested), addressed to the other party as follows:

          To Lacy:          William H. Lacy
                            1797 Shalom Drive
                            West Bend, Wisconsin 53095

          To Company:       Mortgage Guaranty Insurance Corporation
                            250 East Kilbourn Avenue
                            Milwaukee, Wisconsin 53202
                            Attention: Chief Executive Officer

                            With a copy to:

                            Mortgage Guaranty Insurance Corporation
                            250 East Kilbourn Avenue
                            Milwaukee, Wisconsin 53202
                            Attention: General Counsel and Vice President-Human
                                       Resources

Such notice shall be deemed given upon such personal delivery, courier delivery, or mailing. Either party may at anytime change its address for notice purposes hereunder by providing the other party with written notice, as provided herein, of the new address.

     16. Waiver. Failure or delay by any party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition. A waiver of any breach or default under this Agreement shall not constitute a waiver of any subsequent breach or default.

     17. Amendments. No modification or amendment of this Agreement shall be binding unless in writing and signed by the party sought to be bound.

     18. Entire Agreement. Each of the parties hereby acknowledges that it has read this Agreement and understands and agrees to be bound by its terms and conditions. This Agreement and is the complete and exclusive statement of the agreement between the parties hereto which supersedes all prior agreements, offers, proposals, understandings and other communications between the parties hereto, oral or written, regarding the terms of


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Lacy's  retirement as an officer of the Company and MGIC Investment  Corporation and the terms on which Lacy's employment will continue and may be terminated hereafter, and no other agreement concerning such subject matter shall be binding upon the Company unless in writing and signed by an authorized officer of the Company.

     IN WITNESS WHEREOF, Lacy and the Company have executed this Agreement as of the date first set forth above.

WILLIAM H. LACY                          MORTGAGE GUARANTY INSURANCE
                                         CORPORATION


____________________________________     By:__________________________________
                                              Curt S. Culver
                                              Chief Executive Officer



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